EXECUTION DRAFT

AllianceBernstein Multi-Manager Alternative Strategies Fund

INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made this         day of         , 2014, between AllianceBernstein L.P., a Delaware limited partnership (the “Adviser”), and MPAM Credit Trading Partners L.P., a Delaware limited partnership (the “Sub-Adviser”).

WHEREAS, the Adviser has entered into an Investment Advisory Agreement (the “Advisory Agreement”) with AllianceBernstein Cap Fund, Inc., a Maryland corporation (the “Company”), on behalf of its series, AllianceBernstein Multi-Manager Alternative Strategies Fund (the “Fund”), relating to the provision of portfolio management services to the Fund; and

WHEREAS, the Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Advisory Agreement provides that the Adviser may delegate any or all of its portfolio management responsibilities under the Advisory Agreement to one or more sub-investment advisers, subject to approval by the Board (as hereinafter defined); and

WHEREAS, in selecting sub-investment advisers and entering into and amending sub-advisory agreements, the Adviser and the Company may rely upon an exemptive order obtained from the Securities and Exchange Commission (“SEC”); and

WHEREAS, the Adviser and the Board of Directors (the “Board”) of the Company desire to retain the Sub-Adviser to render portfolio management services to the Fund in the manner and on the terms set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Adviser and the Sub-Adviser agree as follows:

1.	Appointment.

a.	Role of Sub-Adviser. The Adviser hereby appoints the Sub-Adviser to act as an investment adviser for the Fund, subject to the oversight and direction of the Adviser and the Board, for so long as this Agreement remains in effect. Without limiting the generality of the previous statement, the Sub-Adviser shall manage the investment and reinvestment of the assets of the Fund in accordance with such investment strategies and within such limitations as the Adviser and the Sub-Adviser shall agree from time to time (the “Strategy”). The Sub-Adviser acknowledges and agrees that the various investment advisory and other services as set forth herein to be performed by the Sub-Adviser will apply to the portion of the Fund’s assets that Adviser or the Board shall from time to time designate (the “Allocated Portion”). The Sub-Adviser hereby accepts such appointment and agrees during such period, subject to the oversight of the Board and the Adviser, to render the services and to assume the obligations herein set forth for the compensation stated herein. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority or obligation to act for or represent the Adviser, the Company or the Fund in any way.

b.	Limitations of Sub-Adviser’s Responsibility. Except as expressly set forth in this Agreement, the Sub-Adviser shall not be responsible for any aspects of the Fund’s investment program other than the management of the Allocated Portion in accordance with the Strategy.

c.	Sub-Advisory Arrangement Not Exclusive for Fund. It is acknowledged and agreed that the Adviser may appoint from time to time other sub-advisers in addition to the Sub-Adviser to manage the assets of the Fund that do not constitute the Allocated Portion and nothing in this Agreement shall be construed or interpreted to grant the Sub-Adviser an exclusive arrangement to act as the sole sub-adviser to the Fund. In the event that the Allocated Portion decreases to an amount below $20 million due to any reason other than market performance, the Adviser shall, to the extent consistent with its duties to the Fund, seek to increase the Sub-Adviser’s Allocated Portion to not less than $20 million within 30 days from the date of such decrease. In such event, if the Allocated Portion is not so increased during such 30 day period, the Sub-Adviser shall have the right to terminate this Agreement on 60 day’s prior written notice notwithstanding anything else to the contrary stated herein.

2.	Sub-Adviser Duties.

The Sub-Adviser is hereby granted (subject to the limitations expressed) the following authority and undertakes to provide the following services and to assume the following obligations:

a.	Supervision; Adviser Retains Certain Authority. In furnishing the services hereunder, the Sub-Adviser will be subject to the supervision of the Adviser and the Board. Subject to notice to the Sub-Adviser, the Adviser retains complete authority to immediately assume direct responsibility for any function delegated to the Sub-Adviser under this Agreement.

b.

Continuous Investment Program. The Sub-Adviser shall formulate and implement a continuous investment program for the Allocated Portion in accordance with the Strategy, including determining what portion of such assets will be invested or held uninvested in cash or cash equivalents. Without limiting the generality of the foregoing, the Sub-Adviser is authorized to: (a) make investment decisions for the Fund in respect of the Allocated Portion, including decisions for the investment and reinvestment of the assets (including cash and cash-equivalent assets) held in the Allocated Portion; (b) place purchase and sale orders for portfolio transactions in respect of the Allocated Portion; and (c) subject to Section 2(d) below, execute account documentation, agreements, contracts and other documents as may be requested by brokers, dealers, counterparties and other persons in connection with the Sub-Adviser’s management of the Allocated Portion (in such respect, and only for this limited purpose, the Sub-Adviser will, as necessary to effect such documentation, agreements, contracts and other documents, act as the Adviser’s and the Fund’s agent and attorney-in-fact). The Sub-Adviser will in general take all such actions as are necessary and/or appropriate, as the case may be, to effectively manage the Allocated Portion.

c.	Management in Accordance with Fund Governing Documents, Investment Guidelines and Procedures. The Sub-Adviser will manage the Allocated Portion subject to and in accordance with: (i) the Strategy; (ii) the policies and restrictions of the Fund set forth in the Fund’s Articles of Incorporation, By-Laws and the Fund’s prospectus and registration statement (the “Registration Statement”) (in each case, as from time to time amended, supplemented and in effect, and collectively, the “Governing Documents”); (iii) all relevant laws, rules and regulations, including but not limited to, the requirements applicable to registered investment companies under applicable laws, including without limitation the 1940 Act and the rules and regulations thereunder and the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder applicable to qualification as a “regulated investment company;” (iv) any restrictions and/or guidelines applicable to the Allocated Portion as provided by the Adviser to the Sub-Adviser as amended in writing from time to time by the Adviser (the “Investment Guidelines”); and (v) any instructions which the Adviser or the Board may issue to the Sub-Adviser from time to time. The Sub-Adviser also agrees to conduct its activities hereunder in accordance with any applicable procedures or policies adopted by the Board with respect to the Fund as from time to time in effect and communicated to the Sub-Adviser (the “Procedures”). The Adviser has provided to the Sub-Adviser copies of all current Governing Documents, Investment Guidelines and Procedures and shall provide to the Sub-Adviser any amendments or supplements thereto as soon as reasonably practicable prior to their effectiveness. The Adviser will endeavor to provide reasonable notice to the Sub-Adviser of any relevant changes to the Governing Documents, Investment Guidelines or the Procedures, and the Sub-Adviser shall, absent the Sub-Adviser’s willful malfeasance, bath faith, gross negligence or reckless disregard of obligations or duties hereunder, not be liable for acting in accordance with existing forms of the Governing Documents, Investment Guidelines or the Procedures prior to being notified of any amendments thereto.

d.	Prime Brokerage and Fund Counterparties. The Adviser shall be responsible establishing one or more prime brokerages as may be required for the management of the Fund. Sub-Adviser will use counterparties for all transactions for the Allocated Portion under agreements set up by, and in the name of, the Adviser or the Fund. For purposes of this Section, the term “counterparty” includes a clearing broker, foreign currency dealer, bank or futures commission merchant, as the case may be. The Sub-Adviser will be responsible for managing any collateral and margin requirements associated with investments made for the Allocated Portion and will perform in-house reconciliation procedures on such accounts and provide information regarding such reconciliations to the Adviser upon reasonable request.

e.	Reports. The Sub-Adviser shall render such reports to the Board and the Adviser as they may reasonably request concerning the investment activities of the Sub-Adviser with respect to the Allocated Portion. Without limiting the generality of the forgoing, on each business day (or as soon as reasonably practicable thereafter), the Sub-Adviser shall provide reports to the Adviser and the Fund’s administrator (the “Administrator”) regarding (i) the securities or other instruments held in the Allocated Portion; and (ii) the securities or instruments purchased and sold for the Allocated Portion by the Sub-Adviser on such business day. The Sub-Adviser agrees to provide such additional information to the Adviser or the Administrator regarding the Sub-Adviser’s implementation of the Strategy as the Adviser or the Administrator may reasonably request.

f.	Proxy Voting and Class Actions. The Sub-Adviser is hereby appointed the Fund’s agent and attorney-in-fact to exercise in its discretion all rights and perform all duties which may be exercisable in relation to the Allocated Portion, including without limitation the right to vote (or in its discretion, refrain from voting), tender, exchange, endorse, transfer, or deliver any securities on behalf of the Allocated Portion of the Fund, to participate in or consent to any class action, distribution, plan of reorganization, creditors’ committee, merger, combination, consolidation, liquidation, underwriting, or similar plan with reference to such securities; and to execute and bind the Fund in waivers, consents and covenants related thereto. For the avoidance of doubt, the Sub-Adviser has sole and full discretion to vote (or not to vote) any securities in the Allocated Portion and neither the Fund nor the Adviser will, directly or indirectly, attempt to influence the Sub-Adviser’s voting decisions. The Sub-Adviser represents and covenants that it has adopted written proxy voting policies and procedures as required under Rule 206(4)-6 of the Investment Advisers Act of 1940, as amended (“Advisers Act”), a copy of which has been provided to the Adviser and the Board, and that it will reasonably promptly provide (i) any updates of such policies and procedures to the Adviser and the Board, (ii) its voting records with respect to the Allocated Portion to the Fund or the Fund’s proxy voting service, as the Fund may direct, so that the Fund meets its annual disclosure requirement pursuant to Rule 30b1-4 under the 1940 Act, and (iii) reports to the Adviser and the Board in instances where the Sub-Adviser votes counter to its proxy voting policies. The Sub-Adviser shall be responsible for responding to any notice of class action claim with respect to any assets comprising the Allocated Portion and shall notify reasonably promptly the Adviser and the Fund of any such claims.

g.

Sub-Adviser’s Management and Monitoring of the Allocated Portion. The Sub-Adviser shall be responsible for daily monitoring of the investment activities and portfolio holdings associated with the Allocated Portion to ensure compliance with the Strategy, relevant Governing Documents, Investment Guidelines,

Procedures, and applicable law. The Sub-Adviser shall act on any instruction of the Adviser with respect to the investment activities used to manage the Allocated Portion to ensure compliance with the Governing Documents, Investment Guidelines, Procedures and applicable law. The Sub-Adviser shall not consult with any other sub-investment adviser to the Fund or any other fund under common control with the Fund, concerning transactions for the Allocated Portion except for such consultations that may be required to effect an orderly transition of sub-advisory duties so long as such consultations are not concerning transactions prohibited by Section 17 of the 1940 Act or other applicable laws.

h.	Interaction with Fund’s Custodian and Administrator. The Sub-Adviser shall provide such information and reports to the Fund’s custodian (the “Custodian”) and Administrator as set forth in, and shall comply with, the written procedures reasonably established by the Adviser, the Custodian and/or the Administrator from time to time for the efficient administration of the Fund and Fund transactions (the “Operational Procedures”). The Adviser has provided to the Sub-Adviser copies of all current Operational Procedures and shall provide to the Sub-Adviser any amendments or supplements thereto as soon as reasonably practicable prior to their effectiveness.

i.	Assistance with Valuation. The Sub-Adviser will provide reasonable assistance to the Adviser and the Custodian, Administrator or similar party designated by the Adviser in assessing the fair value of securities or other instruments held in the Allocated Portion for which market quotations are not readily available or for which the Adviser or the Board has otherwise determined to fair value such portfolio holdings. The Sub-Adviser acknowledges that the Adviser and the Sub-Adviser may use different pricing vendors which may result in valuation discrepancies.

j.	Provision of Information and Certifications. The Sub-Adviser shall timely provide to the Adviser and the Company, on behalf of the Fund, all information and documentation they may reasonably request as necessary or appropriate in order for the Adviser and the Board to oversee the activities of the Sub-Adviser and in connection with the compliance by any of them with the requirements of the Governing Documents, the Investment Guidelines, the Procedures and any applicable law.

k.	Compliance Procedures. The Sub-Adviser has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Adviser’s Act (“Rule 206(4)-7”), which are reasonable designed to prevent violations of Federal securities laws by the Sub-Adviser, its employees, officers and Agents (“Compliance Procedures”). The Adviser and the Company’s Chief Compliance Officer have been provided with a summary of the Compliance Procedures for approval by the Board and will be provided with any future amendments thereto. The Sub-Adviser will provide the Adviser with an annual certification from the Sub-Adviser’s Chief Compliance Officer, appointed under Rule 206(4)-7, with respect to the design and operation of the Sub-Adviser’s compliance program, in a format reasonably requested by the Adviser.

l.	Code of Ethics. The Sub-Adviser will maintain a written code of ethics (the “Code of Ethics”) that complies with the requirements of Rule 17j-1 under the 1940 Act (“Rule 17j-1”), a copy of which will be provided to the Adviser and the Fund, and will institute procedures reasonably necessary to prevent any Access Person (as defined in Rule 17j-1) from violating its Code of Ethics. Annually, the Sub-Adviser will furnish a written report, which complies with the requirements of Rule 17j-1 and Rule 38a-1, concerning the Code of Ethics and compliance program, respectively, to the Company and the Adviser. The Sub-Adviser shall notify the Adviser promptly of any material violation of the Code of Ethics involving the Allocated Portion of the Fund.

m.	Sub-Adviser Review of Materials. Upon the Adviser’s request, the Sub-Adviser shall review and comment upon selected portions relating to the Sub-Adviser and/or Strategy (including the Allocated Portion) of the Registration Statement, other offering documents and ancillary sales and marketing materials prepared by the Adviser for the Fund, and participate, at the reasonable request of the Adviser and as agreed to by the Sub-adviser, in educational meetings with placement agents and intermediaries about portfolio management and investment-related matters of the Allocated Portion of the Fund. The Sub-Adviser will reasonably promptly inform the Fund and the Adviser if any information relating to the Sub-Adviser and/or Strategy (including the Allocated Portion) in the Registration Statement is (or will become) inaccurate or incomplete in any material respect.

n.	Regulatory Communications and Notices. The Sub-Adviser shall reasonably promptly provide notice to the Adviser regarding any non-routine inspections, notices or inquiries from any governmental, administrative or self-regulatory agency, including without limitation, any deficiency letter, responses to deficiency letters or similar communications relating to the Sub-Adviser’s management of the Allocated Portion or that could reasonably be viewed as material to the Sub-Adviser’s ability to provide services to the Fund.

o.	Notice of Material Actions/Change in Control. The Sub-Adviser will keep the Company and the Adviser informed of developments of which the Sub-Adviser has, or should reasonably have, knowledge that would materially affect the Fund. The Sub-Adviser will promptly notify the Adviser in writing of the occurrence of any of the following events (i) it is served or otherwise receives notice of, or is threatened with, any material action, suit, proceeding, inquiry or investigation, at law or in equity, before any court, governmental, administrative or self-regulatory agency, or public board or body, involving the affairs of the Fund, and (ii) any change in the partners of the Sub-Adviser or in the actual control or management of the Sub-Adviser or change in the portfolio manager(s) primarily responsible for the day-to-day management of the Allocated Portion.

3.	Fund Transactions.

a.	Order Placement. To the extent provided in the Registration Statement, and in accordance with Section 2(d) hereof and all applicable law and the Procedures, the Sub-Adviser shall, in the name of the Fund, select brokers, dealers, counterparties, futures commission merchants, clearing brokers and foreign currency dealers for the placement of orders for the execution of portfolio and other transactions for the Allocated Portion. For the avoidance of doubt, brokers and dealers selected and utilized by Sub-Adviser solely for the execution of transactions in equity securities and fixed-income investments (other than derivatives and commodities) are not subject to the requirements of Section 2(d) hereof. The Sub-Adviser shall use its reasonable best efforts to obtain best execution on all portfolio transactions executed on behalf of the Fund. To the extent permitted by Section 28(e) of the Securities Exchange Act of 1934 (the “1934 Act”) and not inconsistent with the Procedures, the Sub-Adviser may consider the financial responsibility, research and investment information, and other services provided by broker-dealers who may effect transactions for the Fund. On an ongoing basis, but not less often than annually, the Sub-Adviser will provide a written report, in a form reasonably agreed between the Sub-Adviser and the Adviser, to the Board summarizing the “soft dollar” arrangements that the Sub-Adviser maintains with brokers or dealers that execute transactions for the Allocated Portion, and of all research and other services provided to the Sub-Adviser by a broker or dealer (whether prepared by such broker or dealer or by a third party) as a result, in whole or in part, of the direction of Fund transactions to the broker or dealer.

b.	Trade Aggregation. The Sub-Adviser may, but is not obligated to, on occasions when it deems the purchase or sale of a security to be in the best interests of the Fund as well as its other clients, aggregate, to the extent permitted by applicable laws, rules and regulations, the securities to be sold or purchased in order to obtain best execution for the Fund. In such event, allocation of the securities so purchased or sold, as well as the fees and expenses incurred in the transaction, will be made by the Sub-Adviser consistent with the Procedures and in the manner the Sub-Adviser reasonably considers to be equitable and consistent with its fiduciary obligations to the Fund and to such of its other clients participating in the trade.

c.

Regulatory Reporting. The Sub-Adviser agrees that it will prepare and cause to be filed in a timely manner (i) if required, quarterly information on Form 13F, which shall include all applicable securities within the Allocated Portion (it being understood that the Sub-Adviser shall consider such securities as being subject to its investment discretion for purposes of Section 13(f) of the 1934 Act), and (ii) if required, periodic information on Schedule 13G, reporting such securities as being beneficially owned within the Allocated Portion for purposes of Rule 13d-3 under the 1934 Act. If any investments made by the Sub-Adviser on behalf of the

Fund are required to be disclosed in any other reports to be filed by the Sub-Adviser with any governmental or self-regulatory agency or organization or exchange, the Sub-Adviser shall provide the Adviser with reasonably prompt written notice thereof, setting forth in reasonable detail the nature of the report and the investments of the Fund to be reported.

4.	Books and Records.

The Sub-Adviser shall maintain such books and records with respect to the Allocated Portion as are required by law, including, without limitation, the 1940 Act (including, without limitation, the investment records and ledgers required by Rule 31a-1) and the Advisers Act, and the rules and regulations thereunder (the “Fund’s Books and Records”). The Sub-Adviser agrees that the Fund’s Books and Records are the Fund’s property and further agrees to surrender promptly to the Company or the Adviser the Fund’s Books and Records upon the reasonable request of the Board or the Adviser; Where applicable, the Fund’s Books and Records shall be maintained by the Sub-Adviser for the periods and in the places required by Rule 31a-2 under the 1940 Act. In the event of the termination of this Agreement, the Fund’s Books and Records will be returned to the Company or the Adviser. The Adviser shall, upon reasonable advance notice, be provided with access to the Sub-Adviser’s documentation and records relating to the Allocated Portion of the Fund and copies of such documentation and records.

5.	Compensation of the Sub-Adviser.

The Adviser will pay the Sub-Adviser for its services with respect to the Fund the compensation specified in Appendix A to this Agreement.

6.	Allocation of Charges and Expenses.

The Sub-Adviser shall bear its expenses of providing services pursuant to this Agreement. It is understood that, pursuant to the Advisory Agreement, the Fund will pay all expenses other than those expressly stated to be payable by the Sub-Adviser hereunder or by the Adviser under the Advisory Agreement. In this regard, the Adviser specifically agrees that the Fund shall pay the expense of: (i) brokerage commissions for investments by the Fund and similar fees and charges for the acquisition, disposition, lending or borrowing of the Fund’s investments (ii) custodian fees and expenses (iii) all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Fund to federal, state or other government agencies, and (iv) interest payable on any borrowings by the Fund.

7.	Standard of Care.

a.	Standard of Care. The Sub-Adviser will exercise due care and diligence and will act in good faith and in a manner consistent with applicable federal and state laws and regulations in rendering the services it has agreed to provide under this Agreement.

b.	Notification, Curing Breach. The Sub-Adviser shall use its reasonable best efforts to cooperate with the Adviser in curing any regulatory or compliance breaches or breaches of this Agreement as reasonably promptly as possible. The Sub-Adviser will notify the Adviser as soon as reasonably practicable upon detection of any breach by the Sub-Adviser of any law applicable to its management of the Allocated Portion, including but not limited to the 1940 Act, and any breaches of the Governing Documents, the Procedures, the Investment Guidelines, the Strategy or this Agreement.

c.	Limitation Of Liability. Neither the Sub-Adviser nor any director, officer, employee or affiliate of the Sub-Adviser shall be liable for any act or omission (including, without limitation, any error of investment judgment or mistake of law) or for any losses, liabilities, taxes, damages, penalties, judgments, legal expenses, court costs, fines, amounts paid or to be paid in settlement or otherwise, or expenses (collectively, “Losses”) suffered by the Adviser, the Fund, any shareholder in the Company, or any other person in connection with any matter to which this Agreement relates; provided, that nothing herein contained shall be construed to protect the Sub-Adviser against any liability to the Fund, the Company or its shareholders to which the Sub-Adviser would otherwise be subject by reason of (i) the Sub-Adviser’s trade errors and compliance breaches, the correction of which shall be governed by the Sub-Adviser’s relevant policies and the Fund’s Sub-Adviser Manual; provided that, the Adviser shall provide written notification to the Sub-Adviser of any amendments, modifications or supplements to the Fund’s Sub-Adviser Manual as soon as reasonably practicable prior to their effectiveness; (ii) the Sub-Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of the Sub-Adviser’s duties under this Agreement, or by reason of the Sub-Adviser’s reckless disregard of its obligations and duties under this Agreement, (iii) any untrue statement of a material fact that (A) is contained in the Registration Statement, Prospectus, Statement of Additional Information, proxy materials, reports, advertisements, or sales literature relating to the Company or the Fund (collectively, “Covered Materials”), (B) pertains to the Sub-Adviser or the Strategy, and (C) was provided by the Sub-Adviser for use in the applicable Covered Materials and was reproduced faithfully by the Adviser or other party responsible for such Covered Materials, or (iv) the Sub-Adviser’s failure to provide for inclusion in Covered Materials a material fact that (A) pertains to the Sub-Adviser or the Strategy and (B) was known to the Sub-Adviser to be required to be stated therein or to be necessary to make the statements therein not materially misleading (the acts or omissions set forth in the preceding clauses (i) through (iv), the Sub-Adviser’s “Disabling Conduct”).

8.	Use of Names.

a.	Adviser’s and Fund’s Use of Sub-Adviser Name. For so long as the Fund remains in existence, the Adviser, the Fund, the Fund’s selling agents shall have a royalty-free license to use the name of the Sub-Adviser, including any short-form of such name, or any combination or derivation thereof solely in marketing the Fund to current and prospective investors. The Adviser and the Fund shall cease to use the name of the Sub-Adviser in any newly printed materials (except as may, in the reasonable discretion of the Adviser, be reasonably necessary to comply with applicable law) promptly upon termination of this Agreement with respect to the Fund.

b.	Restrictions on Use of Adviser’s and Fund’s Name. The Sub-Adviser shall not use the name of the Fund or the name of Adviser in any material and in any manner relating to the Sub-Adviser (i) without first obtaining the Adviser’s prior written consent thereto (ii) other than a mere reference in accurate or factual terms to the Adviser, the Company or the Fund, including but not limited to, performance information or (iii) other than as required by any appropriate regulatory, governmental or judicial authority.

9.	Indemnification.

a.	The Sub-Adviser shall indemnify the Fund and the Adviser and each of their respective Directors, partners, officers, employees and shareholders, and each person, if any, who controls the Company or the Adviser within the meaning of Section 15 of the Securities Act, against, and hold them harmless from, any and all Losses asserted by any third party in so far as such Losses (or actions with respect thereto) arise out of or are based upon (i) any Disabling Conduct; or (ii) any untrue statement of material fact herein or other material breach of any of the representations or warranties of the Sub-Adviser with respect to this Agreement.

b.	The Adviser shall indemnify the Sub-Adviser and each of its partners, directors, officers, employees and shareholders, and each person, if any, who controls the Sub-Adviser within the meaning of Section 15 of the Securities Act, against, and hold them harmless from, any and all Losses asserted by any third party in so far as such Losses (or actions with respect thereto) arise out of or are based upon (i) any material misstatement or omission in the Fund’s Registration Statement, any proxy statement, or communication to current or prospective investors in the Fund (other than a misstatement or omission relating to disclosure provided to the Adviser or the Fund by the Sub-Adviser for inclusion in such documents); (ii) any untrue statement of material fact herein or other material breach of any of the representations, warranties, covenants or obligations of the Adviser with respect to this Agreement; (iii) the bad faith, willful misconduct or gross negligence by the Adviser in the performance of its duties under this Agreement or reckless disregard of obligations or duties hereunder; or (iv) the acts or omissions of any sub-adviser to the Fund (other than the Sub-Adviser) in the absence of any Disabling Conduct on the part of the Sub-Adviser.

c.	Promptly after receipt of notice of any action, arbitration, claim, demand, dispute, investigation, lawsuit or other proceeding (each a “Proceeding”) by a party seeking to be indemnified under Section 9(a) or 9(b) (the “Indemnified Party”), the Indemnified Party will, if a claim in respect thereof is to be made against a party against whom indemnification is sought under Section 9(a) or 9(b) (the “Indemnifying Party”) notify the Indemnifying Party in writing of the commencement of such Proceeding. To the extent that the Indemnifying Party has actual knowledge of the commencement of such Proceeding, the failure to notify the Indemnifying Party shall not relieve the Indemnifying Party from any indemnification liability which it may have to the Indemnified Party. No Indemnifying Party shall be liable under this section for any settlement of any Proceeding entered into without its consent with respect to which indemnity may be sought hereunder.

d.	The rights of indemnification provided in this section shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise by law.

10.	Sub-Adviser Insurance.

The Sub-Adviser agrees that it will maintain at its own expense an Errors and Omissions insurance policy with respect to the Sub-Adviser in a commercially reasonable amount. The foregoing policy shall be issued by one or more insurance companies that maintain an A.M. Best rating of A or higher or are otherwise acceptable to the Adviser. Any and all deductibles specified in the above-referenced insurance policies shall be assumed by the Sub-Adviser.

11.	Custodian.

The Fund’s assets shall be maintained in the custody of its Custodian. Any assets added to the Fund shall be delivered directly to the Custodian, and the Sub-Adviser shall have no liability for the acts or omissions of any such custodian.

12.	Representations of the Sub-Adviser.

The Sub-Adviser represents, warrants and further covenants as follows:

a.	Duly Organized / Good Standing. It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it.

b.

Authority. The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action on the part of its governing body (i.e., its board of directors/trustees/members), and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance of this Agreement, and the execution, delivery and performance of this Agreement by the Sub-Adviser does not contravene or constitute a default under (i) any provision of applicable law, rule or regulation applicable to the Sub-Adviser, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon the Sub-Adviser. Any individuals whose signatures are affixed to this Agreement on behalf of the Sub-Adviser have full authority and power to execute this Agreement on behalf of the Sub-Adviser.

c.	Enforceable Agreement. This Agreement is enforceable against the Sub-Adviser in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

d.	Registered Investment Adviser. The Sub-Adviser (i) is duly registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; and (iii) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of a registered investment company pursuant to Section 9(a) of the 1940 Act.

e.	No Material Pending Actions. To the best of its knowledge, there are no material pending, threatened, or contemplated actions, suits, proceedings, or investigations before or by any court, governmental, administrative or self-regulatory body, board of trade, exchange, or arbitration panel to which it or any of its directors, officers, employees, partners, shareholders, members or principals or any of its affiliates is a party or to which it or its affiliates or any of its or its affiliates’ assets are subject, nor has it or any of its affiliates received any notice of an investigation, inquiry, or dispute by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel regarding any of its or their respective activities, in each case, which might reasonably be expected to result in a material adverse effect on the Fund, a material adverse change in the Sub-Adviser’s financial or business prospects, or which might reasonably be expected to materially impair the Sub-Adviser’s ability to discharge its obligations under this Agreement.

f.	Licenses and Registrations. It has all governmental, regulatory, self-regulatory, and exchange licenses, registrations, memberships, and approvals required to act as investment adviser to the Fund and it will obtain and maintain any such required licenses, registrations, memberships, and approvals.

g.	Change in Portfolio Management Personnel. The Sub-Adviser shall promptly notify the Adviser of any changes in its executive officers, partners or in its key personnel, including, without limitation, any change in the portfolio manager(s) responsible for the Allocated Portion.

h.	Ongoing Representations and Warranties. If, at any time during the term of this Agreement, it discovers any fact or omission, or any event or change of circumstances has occurred, which would make any of its representations and warranties in this Agreement inaccurate or incomplete in any material respect, the Sub-Adviser will provide reasonably prompt written notification to the Adviser of such fact, omission, event, or change of circumstance, and the facts related thereto. The Sub-Adviser agrees that it will provide reasonably prompt notice to the Adviser in the event that: (i) the Sub-Adviser makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, or is otherwise adjudged bankrupt or insolvent by a court of competent jurisdiction; or (ii) a material adverse event occurs with respect to the Sub-Adviser’s investment advisory business or that could reasonably be expected to materially impair the Sub-Adviser’s ability to discharge its obligations under this Agreement.

13.	Representations of the Adviser.

The Adviser represents, warrants and further covenants as follows:

a.	Duly Organized / Good Standing. It is duly organized, validly existing, and in good standing as a limited partnership under the laws of the State of Delaware, and is qualified to do business in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it.

b.	Authority. The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance of this Agreement, and the execution, delivery and performance of this Agreement by the Adviser does not contravene or constitute a material default under (i) any provision of applicable law, rule or regulation applicable to the Adviser, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon the Adviser. Any individuals whose signatures are affixed to this Agreement on behalf of the Adviser have full authority and power to execute this Agreement on behalf of the Adviser.

c.	Enforceable Agreement. This Agreement is enforceable against the Adviser in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

d.	Registered Investment Adviser. The Adviser (i) is duly registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement and the Advisory Agreement with the Company remain in effect, (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by the Advisory Agreement with the Company; and (iii) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of a registered investment company pursuant to Section 9(a) of the 1940 Act.

e.	No Material Pending Actions. To the best of its knowledge, there are no material pending, threatened, or contemplated actions, suits, proceedings, or investigations before or by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel to which it or any of its directors, officers, employees, partners, shareholders, members or principals or any of its affiliates is a party or to which it or its affiliates or any of its or its affiliates’ assets are subject, nor has it or any of its affiliates received any notice of an investigation, inquiry, or dispute by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel regarding any of its or their respective activities, in each case, which might reasonably be expected to result in a material adverse effect on the Fund, a material adverse change in the Adviser’s financial or business prospects or which might reasonably be expected to materially impair the Adviser’s ability to discharge its obligations under this Agreement or the Advisory Agreement with the Company.

f.	Licenses and Registrations. It has all governmental, regulatory, self-regulatory, and exchange licenses, registrations, memberships, and approvals required to act as investment adviser to the Fund and it will obtain and maintain any such required licenses, registrations, memberships, and approvals.

i.	Ongoing Representations and Warranties. If, at any time during the term of this Agreement, it discovers any fact or omission, or any event or change of circumstances has occurred, which would make any of its representations and warranties herein inaccurate or incomplete in any material respect, it will provide reasonably prompt written notification to the Sub-Adviser of such fact, omission, event, or change of circumstance, and the facts related thereto. The Adviser agrees that it will provide reasonably prompt notice to the Sub-Adviser in the event that: (i) the Adviser makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, or is otherwise adjudged bankrupt or insolvent by a court of competent jurisdiction; or (ii) a material event occurs that could reasonably be expected to materially impair the Adviser’s ability to discharge its obligations under this Agreement or the Advisory Agreement with the Company.

14.	Renewal, Termination and Amendment.

a.	Renewal. This Agreement shall continue in effect for a period of more than two years from the date of its execution only so long as such continuance is specifically approved annually (i) by a vote of the Directors of the Company or by vote of a majority of outstanding voting securities of the Fund and (ii) by vote of a majority of the Directors who are not interested persons of the Company (as defined in the 1940 Act) or of any person party to this Agreement, cast in person at a meeting called for the purpose of such approval.

b.	Termination. This Agreement may be terminated at any time without payment of any penalty (i) by the Board, or by a vote of a majority of the outstanding voting securities of the Fund, upon 30 days’ prior written notice to the Adviser and the Sub-Adviser or (ii) by the Sub-Adviser upon 60 days’ prior written notice to the Adviser and the Fund. The Adviser may terminate this Agreement, without payment of any penalty, upon 60 days’ prior written notice to the Sub-Adviser, provided that this Agreement may be terminated immediately by the Adviser in writing upon the occurrence of any material breach of this Agreement by the Sub-Adviser. This Agreement shall terminate automatically and immediately upon termination of the Advisory Agreement. This Agreement shall terminate automatically and immediately in the event of its assignment. The terms “assignment,” “interested person” and “vote of a majority of the outstanding voting securities” shall have the meaning set forth for such terms in the 1940 Act or the rules thereunder. This Agreement may be amended at any time by the Sub-Adviser and the Adviser, subject to approval by the Board (including approval by those Directors that are not “interested persons” of the Company) and, if required by the 1940 Act or applicable SEC rules and regulations, a vote of a majority of the Fund’s outstanding voting securities; provided, however, that, notwithstanding the foregoing, this Agreement may be amended or terminated in accordance with any exemptive order issued to the Adviser, the Company or its affiliates.

c.	Consequences of Termination. In the event of termination of this Agreement, Sections 4, 9, 12(b) and 14(c) shall survive such termination of this Agreement.

15.	Confidentiality.

a.	The Sub-Adviser shall treat all records and other information relative to the Company, the Fund and the Adviser and their prior, present or potential shareholders and clients, including the list of portfolio securities, instruments and assets and liabilities of the Fund, which it shall receive or have access to in the performance of its duties confidentially and as proprietary information of the Company and the Adviser. The Sub-Adviser shall not disclose such records or information to any third party or use such records or information for any purpose other than performance of its responsibilities and duties hereunder (except (i) after prior notification to and approval in writing by the Adviser (ii) other than a mere reference in accurate or factual terms to the Adviser, the Company or the Fund, including but not limited to, performance information or (iii) other than as required by any appropriate regulatory, governmental or judicial authority. The Sub-Adviser shall not use its knowledge of non-public information regarding the Fund’s portfolio as a basis to place or recommend any securities or other transactions for its own benefit or the benefit of others or to the detriment of the Fund.

b.	The Sub-Adviser hereby authorizes the Fund and the Adviser to use all related evaluation material, analyses and information regarding the Sub-Adviser and the investment program of the Fund, including information about portfolio holdings and positions, in connection with (1) marketing the Fund and the Adviser’s services to the Company, (2) providing ongoing information to existing shareholders and (3) providing any required regulatory disclosures.

c.	The confidentiality provisions of this Section 15 will not apply to any information that either party hereto can show: (a) is or subsequently becomes publicly available without breach of any obligation owed to the other party; (b) became known to either party from a source other than the other party, and without breach of an obligation of confidentiality owed to the other party; (c) is independently developed by either party without reference to the information required by this Agreement to be treated confidentially; or (d) is used by either party in order to enforce any of its rights, claims or defenses under, or as otherwise contemplated in, this Agreement. Nothing in this Section 15 will be deemed to prevent a party from disclosing any information received hereunder pursuant to any applicable law or in response to a request from a duly constituted regulatory or judicial authority.

16.	Notices.

Except as otherwise specifically provided herein, all communications under this Agreement must be in writing and will be deemed duly given and received when delivered personally, when sent by facsimile or e-mail transmission or three days after being deposited for next-day delivery with an internationally recognized overnight international delivery service, properly addressed to the party to receive such notice at the party’s address specified herein, or at any other address that any party may designate by notice to the others.

Sub-Adviser:

MPAM Credit Trading Partners L.P.

600 Superior Avenue East, 25th Floor

Cleveland, OH 44114Attn: Chris Welker

Tel. (216) 767-4800

Fax: (216) 767-4801

Email: welker@matlinpatterson.com

Adviser:

AllianceBernstein L.P.

1345 Avenue of the Americas

New York, NY 10105

Attn: Mark R. Anderson, Deputy Chief Compliance Officer

Tel. (212) 969-1000

Fax: (212) 969-2293

Email: SubadvisoryCompliance@alliancebernstein.com

17.	Severability.

If any provision of this Agreement is held by any court to be invalid, void or unenforceable, in whole or in part, the other provisions shall remain unaffected and shall continue in full force and effect, provided that the Agreement, as so modified, continues to express, without material change, the original intent of the parties and deletion of such provision will not substantially impair the respective rights and obligations of the parties, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

18.	Business Continuity.

The Sub-Adviser shall maintain business continuity, disaster recovery and backup capabilities and facilities, through which the Sub-Adviser will be able to perform its obligations hereunder with minimal disruptions and delays. Upon reasonable request, the Sub-Adviser shall provide to the Adviser access to its written business continuity, disaster recovery and backup plan(s) or sufficient information and written certification regarding such plans to satisfy the Adviser and Fund’s reasonable inquiries and to assist the Fund in complying with Rule 38a-1 under the 1940 Act.

19.	Lists of Affiliated Persons.

The Adviser shall provide the Sub-Adviser with a list of each broker-dealer entity that is an “affiliated person”, as such term is defined in the 1940 Act, of the Fund. The Sub-Adviser shall provide the Adviser with a list of each person who is an “affiliated person” (and any affiliated person of such an affiliated person), as such term is defined in the 1940 Act, of the Sub-Adviser. Each of the Adviser and the Sub-Adviser agrees reasonably promptly to update such list whenever the Adviser or the Sub-Adviser becomes aware of any changes that should be added to or deleted from such list of affiliated persons.

20.	Cooperation.

The Sub-Adviser shall cooperate reasonably with the Adviser for purposes of filing any required reports, including responding to regulatory requests, with the SEC or such other regulator having appropriate jurisdiction. The Sub-Adviser will work in good faith with the Adviser’s and the Funds service providers to ensure the orderly daily operation of the Fund.

21.	Miscellaneous.

a.	Further Actions. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof.

b.	Third Party Beneficiary. The Fund shall be a third party beneficiary of this Agreement.

c.	Governing Law. To the extent that state law is not preempted by the provisions of any law of the United States of America, all matters arising under or related to this Agreement shall be governed by, construed, interpreted and enforced in accordance with the internal laws of the State of New York, without reference to its conflicts of law principles. Any and all disputes between the parties arising in connection with this Agreement that cannot be settled by mutual agreement shall be resolved solely and exclusively in the local and federal courts located within the State of New York located in New York County or the United States District Court for the Southern District of New York, and each party hereby consents to the jurisdiction of such courts and waives any objections thereto, including, without limitation, on the basis of improper venue or forum non conveniens. The parties hereby irrevocably consent to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO.

d.	Appendices Part of Agreement. For the avoidance of doubt, it is acknowledged and agreed that the Appendices and Annexes appended hereto form a part of this Agreement. All defined terms used in this Agreement have the same meanings when used in the Appendices and Annexes hereto.

e.	Captions / Headings. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

f.	Joint Negotiation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the parties intend that this Agreement be construed as if drafted jointly by the parties and that no presumption or burden of proof arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

g.	Counterparts. This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one agreement, binding on the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

ALLIANCEBERNSTEIN L.P.

By:
Name:	Louis T. Mangan
Title:	Assistant Secretary

MPAM CREDIT TRADING PARTNERS L.P.

By:
Name:
Title: